Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

LUX INSULATION MANAGEMENT S.À R.L. & PARTNERS S.C.A.

(A PARTNERSHIP LIMITED BY SHARES)

LUX INSULATION MANAGEMENT S.À R.L.

(A PRIVATE LIMITED LIABILITY COMPANY)

AND

HUNTSMAN INTERNATIONAL LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

MARCH 13, 2018

i

SCHEDULES

Affiliated Transactions Schedule
Authorization Schedule
Bank Accounts Schedule
Bonus Amount Schedule
Brokerage Schedule
Capital Lease Obligations Schedule
Capitalization Schedule
Compliance with Laws Schedule
Contracts Schedule
Covenants Exceptions Schedule
Customers and Suppliers Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Environmental Matters Schedule
Financial Statements Schedule
Governmental Consents Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
Leased Real Property Schedule
Liabilities Schedule
Litigation Schedule
Owned Real Property Schedule
Permits Schedule
Permitted Liens Schedule
Product Liabilities Schedule
Product Warranties Schedule
Required Consents Schedule
Subsidiary Schedule
Taxes Schedule
Working Capital Schedule

EXHIBITS

Exhibit A	-	Form of Consulting Termination Agreement
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Rules of Engagement for Valuation Firm
Exhibit D	-	Form of Seller Closing Certificate
Exhibit E	-	Form of Seller Secretary’s Certificate
Exhibit F	-	Form of Non-Foreign Person Affidavit
Exhibit G	-	Form of Purchaser Closing Certificate
Exhibit H	-	Form of Purchaser Secretary’s Certificate

v

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of March 13, 2018, is made by and among Huntsman International LLC, a Delaware limited liability company (the “Purchaser”), and the shareholders listed on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Purchaser desires to acquire one hundred percent (100%) of the issued and outstanding Equity Interests of Lux Insulation Operations Holdings S.C.A., a partnership limited by shares (société en commandite par actions) established and existing under the laws of Luxembourg, with registered office at 1B Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 176372 (the “Company”), from the Sellers on the terms and subject to the conditions set forth herein;

WHEREAS, the Sellers own one hundred percent (100%) of the issued and outstanding Equity Interests of the Company, and the Sellers desire to sell such Equity Interests of the Company to the Purchaser, on the terms and subject to the conditions set forth herein; and

WHEREAS, the board of directors of the Purchaser has authorized, adopted and approved this Agreement and determined that this Agreement and the transactions contemplated hereby are desirable and in the best interests of its shareholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01                        Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“280G Approval” is defined in Section 8.04(d).

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreed Upon Exchange Rate” means the U.S.-dollar foreign-exchange rates published by The Wall Street Journal Eastern Edition on the Business Day immediately preceding the Closing Date.  If no such exchange rate is published by The Wall Street Journal, then the exchange rate published by The Financial Times on the Business Day immediately preceding the Closing Date shall be used.

“Agreement” is defined above in the Preamble.

“Allocation Percentage” means, as to any Shareholder that has received a portion of the Purchase Price, a fraction (i) the numerator of which is the number of Shares held by such Seller, as of the Closing Date, on a fully diluted basis and (ii) the denominator of which is the total number of Shares, as of the Closing Date, on a fully diluted basis.

“Anti-Corruption Laws” is defined in Section 6.29(a).

“Audited Financial Statements” is defined in Section 6.05.

“Bonus Amount” means the aggregate amount that the Company and its Subsidiaries committed, prior to the Closing, to pay to employees of the Company and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, including the aggregate amount to be paid to certain employees as special bonuses pursuant to the agreements set forth on the Bonus Amount Schedule, together with the employer portion of any employment, payroll, social security or similar Taxes with respect to such bonuses.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Canadian Employee Benefit Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the Canadian current or former directors, officers or employees of the Company or its Subsidiaries, sponsored or funded by the Company or its Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which the Company or its Subsidiaries may have any Liability.

“Capital Lease Obligation” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that would be capitalized pursuant to GAAP and set forth on the Capital Lease Obligations Schedule.  Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease but only to the extent that the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, including all outstanding security or similar deposits, without reduction or off-set in respect of the amount of any checks written (but not yet cashed) by the Company or any of its Subsidiaries and excluding any cash that is not freely transferable for any lawful purpose because it is restricted in accordance with GAAP. For the avoidance of doubt, Cash may be a positive or negative amount.

“Closing” is defined in Section 3.01.

“Closing Capital Lease Obligations” means the aggregate amount of the Capital Lease Obligations as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Closing Cash” means the aggregate amount of Cash as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Closing Date” is defined in Section 3.01.

“Closing Indebtedness” means the aggregate amount of the Indebtedness as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Closing Statement” is defined in Section 3.03(b).

“Closing Working Capital” means Working Capital as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material obligation or Liability.

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf.

“Company” is defined above in the Preamble.

“Company Bylaws” means the consolidated bylaws (Statuts Coordonnés) of the Company, as filed with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) on October 9, 2015 and published with the Mémorial C, Recueil des Sociétés et Associations on November 27, 2015.

“Company Intellectual Property” means Scheduled IP and any other Intellectual Property owned by the Company or its Subsidiaries.

“Competition Act” means the Competition Act, R.S.C., 1985, c. C-34.

“Competition Act Approval” means either: (a) the Commissioner has issued an Advance Ruling Certificate; or (b) both of (i) the waiting period, including any extension thereof, under section 123 of the Competition Act has expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act and (ii) the Purchaser has received a No Action Letter.

“Competitive Transaction” is defined in Section 7.04.

“Confidentiality Agreement” is defined in Section 9.05.

“Consulting Termination Agreement” means a termination agreement in the form of Exhibit A.

“Covered Employees” is defined in Section 6.22(a).

“Customs & International Trade Laws” means any U.S. or non-U.S. Law, statute, or other decision or requirement of any Governmental Body, including any amendments, having the force or effect of Law regarding: (i) trade and economic sanctions, including without limitation those administered and enforced by OFAC and the U.S. Department of State; (ii) export, import, re-export, transfer, and re-transfer controls, including without limitation the Export Administration Regulations, the International Traffic in Arms Regulations, and U.S. customs and import Laws administered by the U.S. Customs and Border Protection; and (iii) U.S. anti-boycott Laws.

“D&O Tail Policies” is defined in Section 9.02(a).

“Disclosure Schedules” is defined in Article V.

“Electronic Delivery” is defined in Section 13.10.

“Enterprise Value” means three hundred fifty million dollars ($350,000,000).

“Environmental Laws” means all Laws as enacted or in effect on or prior to the Closing Date and all policies, practices and guidelines of any Governmental Body (including the Guide d’intervention, protection des sols et réhabilitation des terrains contaminés of the Quebec Minister of Sustainable Development, Environment and the Fight Against Climate Change, dated July 2016, as amended to this date), concerning human or worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“Equity Interest” means, in respect of any Person, any share, capital stock, share premium, partnership, member or similar interest in such Person, and any option, phantom equity securities, equity appreciation or other incentive equity rights, subscription, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit B.

“Estimated Purchase Price” is defined in Section 3.03(a).

“Financial Statements” is defined in Section 6.05.

“Fundamental Representations” means the representations and warranties in Sections 5.01 (Organization and Power), 5.02(a) (Authorization; No Breach), 5.03 (Shares), 6.01 (Organization and Power), 6.02 (Subsidiaries), 6.03(a) (Authorization; No Breach) and 6.04 (Equity Interests).

“GAAP” means United States generally accepted accounting principles as in effect from time to time and consistently applied by the Company without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used in the preparation of the Audited Financial Statements.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hazardous Materials” means any materials, substances or wastes listed, regulated or classified under, or defined by, or for which standards of conduct or Liability may be imposed pursuant to, Environmental Laws, including petroleum or petroleum by-products, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, asbestos, polychlorinated biphenyls, noise, odor, mold or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” mean the United States or Canadian federal or provincial income Tax and any United States state or local or non-U.S. Tax that is measured by or based on, in whole or in part, net or gross income, any franchise or business profits Tax incurred in lieu of a Tax on net or gross income, and any similar Tax.

“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including all amounts required to be paid to fully discharge the obligations of the Company and its Subsidiaries pursuant to Section 3.02(c)), (ii) Liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business, (iv) any deferred purchase price Liabilities related to past acquisitions of the Company or any of its Subsidiaries (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof), (v) all Liabilities under or in connection with drawn letters of credit or bankers’ acceptances or similar items, (vi) all Liabilities under conditional sale or other title retention agreements, (vii) all indebtedness of others guaranteed by the Company or its Subsidiaries or secured by any Lien on the assets of the Company or its Subsidiaries, including for each of the foregoing clauses (i) through (vii), any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith, and (viii) the Tax Liability Amount; provided, that “Indebtedness” shall not include any such liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company.

“Insurance Policies” is defined in Section 6.17.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress,

corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), and Internet domain names, social media accounts, and registrations and applications for registration of the foregoing including extensions and renewals, together with all goodwill associated with each of the foregoing; (iii) copyrights, moral rights, copyrightable works, and equivalents thereof; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know how, and inventions; and (vi) computer software, including programs, and applications (including source code, object code, executable code, data, databases, and documentation relating to the foregoing).

“Investment Canada Act” means the Investment Canada Act, (R.S.C., 1985, c. 28 (1st Supp.)).

“knowledge” means, with respect to the Sellers, the actual knowledge (after reasonable inquiry) of Paul Valle, Kyle Kolde, Tom Harris and Elizabeth Lalli-Reese.

“Latest Balance Sheet” is defined in Section 6.05.

“Law” means any law (including common law), rule, statute, regulation, ordinance, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

“Lease” is defined in Section 6.08(b).

“Leased Real Property” is defined in Section 6.08(b).

“Liabilities” is defined in Section 6.07.

“Liens” means liens, security interests, hypothecs, charges or encumbrances.

“Management Shares” means all the management shares of the Company, all with a nominal value of $0.01 each, and all the rights ancillary thereto, including without limitation any right deriving from the holding of such management shares on any equity account of the Company.

“Material Adverse Change” means any event, occurrence, fact, circumstance, condition or change that, individually or in the aggregate with any other such events, occurrences, facts, circumstances conditions or changes, is materially adverse to (a) the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) to the ability of the Sellers or the Company to consummate the transactions contemplated hereby, but shall exclude any prospects and, for purposes of the foregoing clause (a) only, shall also exclude any effect resulting or arising from: (i) any change in any Law; (ii) any change in interest rates, currency exchange rates or general economic conditions (including changes in the price of gas, oil or other natural resources); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement or consummation of the transactions (other than the Closing itself) contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by the Purchaser or any of its Affiliates; (vi) any action taken which is expressly required by this Agreement; (vii) any national or international political event or occurrence, including acts of war or terrorism; or (viii) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (viii) shall not prevent a determination that any change, effect, event, occurrence, circumstance, state of facts or development underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change, event, occurrence or development is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i), (ii), (iii) and (vii), if such effect disproportionately affects the

Company and its Subsidiaries, taken as a whole, as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

“No Action Letter” means a letter from the Commissioner indicating that he does not, as of the date of the letter, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Non-Voting MRPS Redemption Amount” means the amount of cash required to redeem Non-Voting MRPS Shares in full, as determined in accordance with the Company Bylaws.

“Non-Voting MRPS Shares” means all the non-voting mandatory redeemable preferred shares of the Company, all with a nominal value of $0.01 each, and all the rights ancillary thereto, including without limitation any right deriving from the holding of such non-voting mandatory redeemable preferred shares on any equity account of the Company, including, for the avoidance of doubt, any share premium account of the Company.

“Objection Notice” is defined in Section 3.03(e).

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“Ordinary Shares” means all the ordinary shares of the Company, all with a nominal value of $0.01 each, and all the rights ancillary thereto, including without limitation any right deriving from the holding of such ordinary shares on any equity account of the Company.

“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside the United States.

“Owned Real Property” is defined in Section 6.08(c).

“Pension Plans” is defined in Section 6.16(a)

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings if reserves with respect thereto are maintained on the Company’s Financial Statements and its books in accordance with GAAP; (iii) landlord’s, mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the

Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not constitute a Material Adverse Change; and (vii) easements, servitudes, rights, covenants, conditions and restrictions of record affecting any Owned Real Property or Leased Real Property, which do not materially impair the use such Owned Real Property or Leased Real Property or the operation of the business of the Company or any of its Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Plans” is defined in Section 6.16(a).

“Privileged Communications” is defined in Section 13.12.

“Purchase Price” is defined in Section 2.02.

“Purchase Price Adjustment Escrow Account” is defined in Section 3.02(d).

“Purchase Price Adjustment Escrow Amount” means an amount equal to eight million dollars ($8,000,000).

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

“Purchaser” is defined above in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 3.03(h)(i).

“Purchaser Documents” is defined in Section 7.01.

“Purchaser Payments” is defined in Section 8.04(b).

“Retained Employees” is defined in Section 11.05(a).

“Schedule” is defined in Article V.

“Scheduled IP” is defined in Section 6.13.

“Securities Act” means the Securities Exchange Act of 1933, as amended.

“Section 280G Payments” is defined in Section 8.04(a).

“Seller Adjustment Amount” is defined in Section 3.03(h)(ii).

“Seller Documents” is defined in Section 5.02(a).

“Shareholder” means each holder of Shares.

“Shares” means the Equity Interests of the Company, including Ordinary Shares and Management Shares, but excluding the Non-Voting MRPS Shares.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Sun Consultant” means Sun Capital Partners Management V, LLC, a Delaware limited liability company.

“Target Working Capital” means (i) for Demilec (USA) Inc. and its Subsidiary, thirteen million four hundred twenty thousand United States dollars (USD$13,420,000) and (ii) for Demilec Inc., eighteen million six hundred thirty thousand Canadian dollars (CN$18,630,000). Target Working Capital does not include any Transaction Expenses.

“Tax” means any United States, federal, state, local or non-U.S. income, gross receipts, license, registration, payroll, employment, severance, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, unemployment, Canada Pension Plan, provincial pension plan, provincial health, parental insurance, disability, real property, personal property, escheat or unclaimed property, value added, stamp, excise, occupation, sales, use, transfer, alternative or alternative minimum, estimated or other taxes, charges, duties, fees, impost, levies or assessments of any kind whatsoever, including any interest, penalty or addition thereto, and any Liability for any of the foregoing payable by reason of Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law) or as a transferee or successor, by contract or otherwise.

“Tax Act” means the Income Tax Act (Canada).

“Tax Liability Amount” means an amount (which shall not be less than zero) equal to the sum of any amounts that would be properly accrued as current liabilities for Income Taxes on the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date in accordance with GAAP, plus any amount that would be properly reserved under ASC 740 or ASC 450 with respect to Income Taxes on the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date in accordance with GAAP, provided that such amounts shall be calculated (i) as of the end of the Closing Date, (ii) by including in taxable income all adjustments made pursuant to Section 481 of the Code (or any corresponding provision of state or local Law) that will not previously have been included in income by the Company and its Subsidiaries, (iii) by including in taxable income all amounts that the Company and its Subsidiaries will be required to include after the Closing Date as a result of any prepaid amount or deferred revenue received or realized on or prior to the Closing Date, (iv) by taking into account (without duplication) any Transaction Tax Deductions and any net operating loss or tax credit carryforwards, in each case, to the extent “more likely than not” deductible in the taxable period (or portion thereof) ending on the Closing Date (or in the case of Demilec Inc., the period ending on or immediately prior to the Closing Date) and (v) by otherwise excluding all deferred Tax liabilities and deferred Tax assets.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Date” is defined in Section 10.01(c).

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company or any of its Subsidiaries prior to Closing in connection with this Agreement or the transactions contemplated hereby and (ii) all fees payable by the Company or any Subsidiary to any Shareholder or a Shareholder Affiliate, including to the Sun Consultant, in connection with this Agreement or the transactions contemplated hereby, or otherwise.

“Transaction Tax Deductions” means any tax deduction attributable to the payment of the Transaction Expenses, Bonus Amount, any deduction for unamortized financing costs of the Company or any of its Subsidiaries and premium deductions arising from the repayment of indebtedness, in each case, arising out of the transactions contemplated by this Agreement; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees that were paid as an amount that did not facilitate the sale of the Shares pursuant to this Agreement.

“Transfer Taxes” is defined in Section 12.01.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Valuation Firm” is defined in Section 3.03(e).

“Waived Benefits” is defined in Section 8.04(a).

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

“Welfare Plans” is defined in Section 6.16(a).

“Working Capital” means without duplication, the sum, calculated at the Agreed Upon Exchange Rate, of (i) all current assets (other than Cash, prepaid Transaction Expenses, current or deferred Income Tax assets, and other deferred Tax assets) of the Company and its Subsidiaries as more fully described on the Working Capital Schedule minus (ii) all current liabilities (other than the current portions of Indebtedness, the current portions of Capital Lease Obligations, all Transaction Expenses, accruals for unpaid member distributions, accrued expenses for performance bonus payments to employees in excess of the amounts budgeted therefor, current or deferred Income Tax liabilities, and other deferred Tax liabilities) of the Company and its Subsidiaries, as more fully described on the Working Capital Schedule and, in each case, determined on a consolidated basis in accordance with the Working Capital Schedule without any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, or any change in practices, methods, conventions or assumptions utilized in making accounting estimates from those used in the preparation of the Working Capital Schedule, including with respect to the included accounts, level of reserves or level of accruals.

1.02                        Other Definitional Provisions.

(a)                                 Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)                                 “Hereof,” etc.  The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                                  Successor Laws.  Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d)                                 “Including,” etc.  The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e)                                  Singular and Plural Forms.  Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f)                                   “Or”. The word “or” is used in the inclusive sense of “or”.

(g)                                  Internal References.  References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(h)                                 Gender.  References herein to any gender shall include each other gender.

(i)                                     Heirs, Executors, etc.  References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(i) is intended to authorize any assignment or transfer not otherwise expressly permitted by this Agreement.

(j)                                    Capacity.  References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(k)                                 Time Period.  With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.

(l)                                     Contract.  References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(m)                             Calendar Days.  References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(n)                                 Business Day.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(o)                                 “Dollar,” etc.  The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America, except as expressly set forth as Canadian dollars or “CN$”. All payments made pursuant to this agreement shall be in United States dollars. Whenever payments or calculations to be made pursuant to this Agreement require the conversion or comparison of Canadian dollar and United States dollar sums, the exchange rate to be applied as between Canadian dollar and United States dollar sums shall be the Agreed Upon Exchange Rate.

ARTICLE II

PURCHASE AND SALE

2.01                        Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers will sell to the Purchaser, and the Purchaser will purchase from the Sellers, the Shares for the consideration specified in Section 2.02.

2.02                        Purchase Price.  Subject to adjustment pursuant to Section 3.03, the aggregate purchase price payable by Purchaser for the Shares (the “Purchase Price”), shall be an amount equal to:

(a)                                 the Enterprise Value;

(b)                                 minus the Closing Indebtedness;

(c)                                  minus the Closing Capital Lease Obligations;

(d)                                 minus the amount (if any) by which Closing Working Capital is less than the aggregate Target Working Capital;

(e)                                  plus the amount (if any) by which Closing Working Capital is greater than the aggregate Target Working Capital;

(f)                                   plus the Closing Cash;

(g)                                  minus the Bonus Amount;

(h)                                 minus the Purchase Price Adjustment Escrow Amount;

(i)                                     minus the Transaction Expenses; and

(j)                                    minus the Non-Voting MRPS Redemption Amount.

For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Capital Lease Obligations, Transaction Expenses, Working Capital or Bonus Amount shall be double counted for purposes of calculating the Purchase Price hereunder.

2.03                        Withholding.  The Purchaser, the Company and the Escrow Agent shall be entitled to deduct and withhold from the Purchase Price and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Purchaser, the Company or the Escrow Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law. Without limiting the other provisions of this Section 2.03, the Purchaser shall use commercially reasonable efforts to provide the Sellers with reasonable notice prior to withholding any amounts pursuant to this Section 2.03, and cooperate with the Sellers to minimize any such withheld amounts.  To the extent that amounts are so withheld, such withheld amounts shall be timely paid over to the applicable Tax authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

THE CLOSING; PURCHASE PRICE ADJUSTMENT

3.01                        The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures at 9:00 a.m. prevailing Eastern Time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article IV (other than those to be satisfied at the Closing) or on such other date as is mutually agreed to in writing by the Purchaser and the Sellers.  The date and time of the Closing are referred to herein as the “Closing Date”.

3.02                        The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a)                                 the Purchaser shall deliver or cause to be delivered to each Seller such Seller’s Allocation Percentage of the Estimated Purchase Price, by wire transfer of immediately available funds to the account(s) designated by the Sellers;

(b)                                 the Company shall redeem or cause to be redeemed the Non-Voting MRPS Shares consistent with the terms and conditions set forth in the Company Bylaws, and the Purchaser shall pay, or cause to be paid, on behalf of the Company, the Non-Voting MRPS Redemption Amount, by wire transfer of immediately available funds to the account(s) designated by the holder of such Non-Voting MRPS Shares;

(c)                                  the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on the Indebtedness Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(d)                                 the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(e)                                  the Purchaser shall pay, on behalf of the Company, all Transaction Expenses to each Person who is owed a portion thereof;

(f)                                   the Purchaser shall deliver to the Subsidiaries the Bonus Amount (for distribution by the Subsidiaries to each respective employee who is owed a portion thereof as set forth on the Bonus Amount Schedule) by wire transfer of immediately available funds to the respective account(s) designated by such Subsidiaries; and

(g)                                  the Purchaser, the Company and the Sellers shall make such other deliveries as are required by Article IV.

3.03                        Purchase Price Adjustment.

(a)                                 At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a good-faith estimate of the Purchase Price (the “Estimated Purchase Price”), including each of the components thereof, based on the Company’s books and records and other information then available. Prior to the Closing Date, the Sellers agree to consult with the Purchaser with respect to the Estimated Purchase Price, and the Sellers will consider in good faith and in their sole discretion any of the Purchaser’s good faith comments to the Estimated Purchase Price.

(b)                                 As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of the Purchase Price, including each of the components thereof.

(c)                                  The Closing Statement shall (i) be prepared, and Closing Working Capital shall be determined, in accordance with (A) the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are set forth on the Working Capital Schedule, (B) to the extent not inconsistent with the foregoing clause (A), the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the latest balance sheet included in the Audited Financial Statements, and (C) to the extent not inconsistent with the foregoing clauses (A) or (B), GAAP and, (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

(d)                                 The post-Closing purchase price adjustment as set forth in this Section 3.03 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) for the Working Capital Schedule.

(e)                                  The Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall (i) permit the Sellers and their respective representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement and the Purchaser’s calculation of the Purchase Price and provide the Sellers with copies thereof (as reasonably requested by the Sellers) and (ii) provide the Sellers and their respective representatives reasonable access to the Purchaser’s (including the Company’s) employees and advisors (including making certain relevant officer(s) and accountants available to respond to reasonable written or oral inquiries of the Sellers or their respective representatives).  If a Seller disagrees with any part of the Purchaser’s calculation of the Purchase Price as set forth on the Closing Statement, such Seller shall, within sixty (60) days after the Sellers’ receipt of the Closing Statement, notify the Purchaser in writing of such disagreement by setting forth the Sellers’ calculation of the Purchase Price, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”).  If an Objection

Notice is delivered to the Purchaser, then the Purchaser and the Sellers shall negotiate in good faith to resolve their disagreements with respect to the computation of the Purchase Price.  In the event that the Purchaser and the Sellers are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice, the Purchaser and the Sellers shall submit such remaining disagreements to KPMG (provided that any individual or individuals at KPMG assigned to resolve such disagreements shall have no past or ongoing relationship in any capacity with the Purchaser, its Affiliates or Subsidiaries, or the Sun Consultant and its controlled Affiliates), or a nationally-recognized accounting firm as is acceptable to the Purchaser and the Sellers (the “Valuation Firm”).

(f)                                   The Valuation Firm shall make a final and binding determination with respect to the computation of the Purchase Price, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit C.  The Purchaser and the Sellers shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Purchase Price, including each of the components thereof, as soon as practicable.  The Valuation Firm shall consider only those items and amounts in the Purchaser’s and the Sellers’ respective calculations of the Purchase Price, including each of the components thereof, that are identified as being items and amounts to which the Purchaser and the Sellers have been unable to agree.  In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Valuation Firm’s determination of the Purchase Price, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and the Sellers (i.e., not on independent review) and on the definitions included herein.  The determination of the Valuation Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, absent manifest error.

(g)                                  The costs and expenses of the Valuation Firm in determining the Purchase Price, including each of the components thereof, shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if the Purchaser claims the Purchase Price are one thousand dollars ($1,000) less than the amount determined by the Sellers, and the Sellers contest only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Sellers, in the aggregate, and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Valuation Firm’s determination of Purchase Price, (i) the Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Valuation Firm and (ii) during the engagement of the Valuation Firm, the Valuation Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and the Sellers, on the other hand.  In connection with the Valuation Firm’s determination of Purchase Price, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 3.03(g), and taking into account all fees and expenses already paid by each of Purchaser, on the one hand, and the Sellers, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Purchaser and the Sellers, which such determination shall be conclusive and binding upon the parties hereto.

(h)                                 Within five (5) Business Days after the Purchase Price, including each of the components thereof, is finally determined pursuant to this Section 3.03:

(i)                                     if the Purchase Price as finally determined pursuant to this Section 3.03 are less than the Estimated Purchase Price, then the Purchaser and the Sellers shall cause the Escrow Agent to:  (A) pay to the Purchaser from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the “Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay to the Sellers each Seller’s Allocation Percentage of the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii)                                  if the Purchase Price as finally determined pursuant to this Section 3.03 are greater than the Estimated Purchase Price (the amount of such deficiency, the “Seller Adjustment Amount”), then (A) the Purchaser shall pay to the Sellers the Seller Adjustment Amount, and (B) the Purchaser and the Sellers shall cause the Escrow Agent to pay to the each Seller such Seller’s Allocation Percentage of the Purchase Price Adjustment Escrow Funds.

All payments to be made pursuant to this Section 3.03(h) shall (x) be treated by all parties for tax purposes as adjustments to the Purchase Price and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Sellers, as applicable.  The payments described in Section 3.03(h)(i) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 3.03.

ARTICLE IV

CONDITIONS TO CLOSING

4.01                        Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)                                 (i) the Fundamental Representations made as of the date of this Agreement shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except for de minimis inaccuracies, and (ii) the representations and warranties made as of the date of this Agreement and set forth in Article V and Article VI (other than the Fundamental Representations) shall have been true and correct as of the date of this Agreement and as of the Closing Date, except (A) to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to constitute a Material Adverse Change, and (B) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date would not reasonably be expected to constitute a Material Adverse Change);

(b)                                 the Sellers shall have performed, and shall have caused the Company to perform, as applicable, in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)                                  all consents which are set forth on the Required Consents Schedule shall have been obtained (in each case, in form and substance reasonably satisfactory to the Purchaser);

(d)                                 the Sellers shall have delivered to the Purchaser each of the following:

(i)                                     a certificate signed by an officer of the Sellers in the form of Exhibit D, dated as of the Closing Date, certifying that the conditions specified in Sections 4.01(a), 4.01(b) and 4.01(i) have been satisfied; and

(ii)                                  a certificate signed by the Secretary or the Assistant Secretary of the Company in the form of Exhibit E, dated as of the Closing Date, certifying as to (A) the Company Bylaws, (B) the resolutions adopted by the management board of each Seller regarding this Agreement and the transactions contemplated hereby and (C) the names and signatures of the authorized parties authorized to sign this Agreement on behalf of the Sellers;

(e)                                  each Seller shall have delivered to the Purchaser a complete and correct copy of the shareholder register for such Seller and such registers shall not reflect any Liens (other than Liens arising under applicable securities Laws or Liens created by the Purchaser);

(f)                                   the Company shall deliver to the Purchaser a certificate in the form of Exhibit F that complies with the requirements of Treasury Regulations §1.1445-11T(d)(2);

(g)                                  the Escrow Agreement shall have been executed by the Escrow Agent and the Sellers and shall have been delivered to the Purchaser;

(h)                                 the Company shall have delivered to the Purchaser appropriate payoff letters, in form and substance reasonably satisfactory to the Purchaser, from the holders of Closing Indebtedness identified on the Indebtedness Schedule and shall have made customary arrangements for such holders of such Indebtedness to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing;

(i)                                     there shall not have occurred a Material Adverse Change since the date of this Agreement; and

(j)                                    the Sun Consultant shall have executed and delivered to the Sellers the Consulting Termination Agreement and a copy thereof shall have been delivered to the Purchaser.

4.02                        Conditions to the Sellers’ Obligations.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions immediately prior to the Closing Date:

(a)                                 the representations and warranties set forth in Article VII shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(b)                                 the Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by the Purchaser under this Agreement at or prior to the Closing;

(c)                                  the Purchaser shall have delivered to the Sellers a certificate signed by an officer of the Purchaser in the form of Exhibit G, dated as of the Closing Date, certifying that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied;

(d)                                 the Purchaser shall have delivered to the Sellers a certificate in the form of Exhibit H signed by the Secretary or the Assistant Secretary of the Purchaser certifying as to (i) the certificate of incorporation and bylaws (or equivalent governing documents) of the Purchaser, (ii) the resolutions adopted by the board of directors of the Purchaser regarding this Agreement and the transactions contemplated hereby and (iii) the names and signatures of the officers of the Purchaser authorized to sign this Agreement; and

(e)                                  the Escrow Agreement shall each have been executed by the Escrow Agent and the Purchaser and shall have been delivered to the Sellers.

4.03                        Conditions to All Parties’ Obligations.  The obligation of each of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of immediately prior to the Closing Date:

(a)                                 the applicable waiting periods under the HSR Act or the applicable waiting period, approval or clearance under any Other Antitrust Regulations, including Competition Act Approval, shall have expired, been terminated or been given, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule shall have been made and obtained;

(b)                                 no injunction, order, judgment, decision, determination, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby, and no action or proceeding before any Governmental Body shall be pending wherein an unfavorable order, judgment, decision, determination, decree or ruling would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(c)                                  this Agreement shall not have been terminated in accordance with Section 10.01.

4.04                        Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in Section 4.01, 4.02 or 4.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to the Purchaser that the statements in this Article V are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the schedules accompanying this Article V and Article VI (each, a “Schedule” and, collectively, the “Disclosure Schedules”).  The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Article V and Article VI; however, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in this Article V or Article VI, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

5.01                        Organization and Power.  Each Seller is a company duly organized, validly existing and in good standing under the Law of Luxembourg, and each Seller has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.  Each Seller is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, constitute a Material Adverse Change.

5.02                        Authorization; No Breach.

(a)                                 The Sellers have full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Sellers in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Seller Documents by each applicable Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the applicable Seller, and assuming that this Agreement and each of the Seller Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the applicable Seller, enforceable against the Sellers in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)                                 Except for the requirements of the HSR Act, Competition Act Approval and any Other Antitrust Regulations as set forth on the Governmental Consents Schedule and as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Seller Documents by the Sellers and the consummation of the transactions contemplated hereby and thereby, or compliance by the Sellers with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Sellers or the Company or any of their respective Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or give rise to any obligation of the Sellers or the Company or any of their respective Subsidiaries to make any material payment under, any provision of (i) the Sellers or the Company’s or any of their respective Subsidiaries’ articles of incorporation, by-laws or other organizational documents, (ii) any contract required to be set forth on the Contracts Schedule, (iii) any outstanding judgment, order or decree applicable to the Sellers or the Company or any of their respective Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Sellers or the Company or any of their respective Subsidiaries is subject.

5.03                        Shares. Each Seller holds of record and owns beneficially the number of Shares set forth next to its name on the Capitalization Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of the Shares. No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Shares. Upon completion of the transactions contemplated by this Agreement, including the redemption of the Non-

Voting MRPS Shares, the Purchaser shall own all of the Shares free and clear of any Liens (other than Liens arising under applicable securities Laws or Liens created by Purchaser).

5.04                        Litigation.  There are no actions, suits or proceedings pending or, to the Sellers’ knowledge, overtly threatened against or affecting the Sellers at law or in equity, or before or by any Governmental Body, which would adversely affect either Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.05                        Brokerage.  Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees, transaction fees (including attorneys’ fees, out of pocket costs and expenses other than the estimated Transaction Expenses to be paid at or prior to the Closing) or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Sellers, on behalf of the Company, represent and warrant to the Purchaser that the statements in this Article VI are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the Disclosure Schedules.

6.01                        Organization and Power.  The Company is a partnership limited by shares (société en commandite par actions) duly organized, validly existing and in good standing under the Law of Luxembourg, and the Company has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.  The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, constitute a Material Adverse Change. Copies of the Company’s articles, bylaws and other organizational documents have been made available to the Purchaser and reflect all amendments made thereto at any time prior to the date hereof and are correct and complete.

6.02                        Subsidiaries.  Except as set forth on the Subsidiary Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other Equity Interest in any other corporation, organization or entity.  Except as set forth on the Subsidiary Schedule, the Company owns, directly or indirectly, of record and beneficially, all Equity Interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens, Liens arising under applicable securities Laws and Liens that will be terminated at or prior to the Closing), and all such Equity Interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such Equity Interests).  Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.  Each of the Company’s Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change. Copies of each Subsidiary’s articles, bylaws and other organizational documents have been made available to the Purchaser and reflect all amendments made thereto at any time prior to the date hereof and are correct and complete in all material respects.

6.03                        Authorization; No Breach.

(a)                                 The Company has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)                                 Except for the requirements of the HSR Act, Competition Act Approval and any Other Antitrust Regulations as set forth on the Governmental Consents Schedule and as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of the Company’s Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or give rise to any obligation of the Company or any of the Company’s Subsidiaries to make any material payment under, any provision of (i) the Company’s or any of the Company’s Subsidiaries’ articles of incorporation, by-laws or other organizational documents, (ii) any contract required to be set forth on the Contracts Schedule, (iii) any outstanding judgment, order or decree applicable to the Company or any of the Company’s Subsidiaries or any of the material properties or assets of the Company or any of the Company’s Subsidiaries, or (iv) any applicable Law to which the Company or any of the Company’s Subsidiaries is subject.

6.04                        Equity Interests.

(a)                                 The Company’s authorized and outstanding Equity Interests are as set forth on the attached Capitalization Schedule.  All of the outstanding Equity Interests have been, or upon issuance will be, validly issued and are fully paid and non-assessable.  Except as set forth on the Capitalization Schedule, there are no outstanding options, phantom equity securities, equity appreciation or other incentive equity rights, warrants, subscriptions, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock, securities or other Equity Interests containing any equity features of the Company or any its Subsidiaries, or contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional shares of its capital stock or other Equity Interests or options, phantom equity securities, equity appreciation or other incentive equity rights, warrants, subscriptions, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or other Equity Interests.

(b)                                 Except as set forth on the Capitalization Schedule, there are no securities or rights of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to redeem or otherwise acquire any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries.  Except as set forth on the Capitalization Schedule, neither the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or equityholders of any of its Subsidiaries on any matter.  Except as set forth on the Capitalization Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Shares of the Company or the capital stock or other Equity Interests any of its Subsidiaries.

6.05                        Financial Statements.  Attached to the Financial Statements Schedule are: (a) the Company’s unaudited consolidated balance sheet as of December 31, 2017 (the “Latest Balance Sheet”) and the related statement of income for the nine (9) month period then ended, and (b) the Company’s audited consolidated balance sheet and statements of operations and comprehensive loss and cash flows for the fiscal year ended March 31, 2017 (the “Audited Financial Statements” and, collectively with the Latest Balance Sheet, the “Financial Statements”).  The Financial Statements (including the notes thereto) have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, which books and records are correct and complete in all material respects, have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items, (ii) changes resulting from normal year-end adjustments, and (iii) such other exceptions to GAAP as are set forth on the Financial Statements Schedule.

6.06                        No Material Adverse Change; Absence of Certain Developments.

(a)                                 Except as set forth on the Developments Schedule, since the date of the Audited Financial Statements, there has not been any Material Adverse Change.

(b)                                 Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Audited Financial Statements, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business.  Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Audited Financial Statements, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited pursuant to Section 8.01(b); provided, however, for purposes of the Developments Schedule and this Section 6.06(b), the capital expenditure amount set forth in Section 8.01(b)(xi) shall be read as “two hundred thousand dollars ($200,000) individually” and not “two hundred thousand dollars ($200,000) in the aggregate”.

6.07                        Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liability (whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, and regardless of when or by whom asserted, collectively, “Liabilities”) other than (a) Liabilities reflected on the Latest Balance Sheet, (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities disclosed in the Liabilities Schedules, (d) the Transaction Expenses, and (e) Liabilities arising under contracts and commitments (other than breaches of contracts) described on the Contracts Schedule or under contracts or commitments entered into in the ordinary course of business in accordance with this Agreement which are not required to be disclosed on the Contracts Schedule pursuant to Section 6.10.

6.08                        Title to Properties.

(a)                                 The Company and its Subsidiaries own good and marketable title to, or hold a valid and enforceable leasehold interest in, all of the material personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing.  Each such item of material personal property is, to the Sellers’ knowledge, free from defects (patent or latent) and is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence and is suitable for the purposes for which it is presently used by the Company or its Subsidiaries’ businesses.

(b)                                 The Leased Real Property Schedule contains a list of all material real property leased by the Company and its Subsidiaries (the “Leased Real Property”).  The Company has delivered to Purchaser a true and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a “Lease”).  Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i) either the Company or one (1) of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it (subject to proper authorization and execution by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity); (ii) neither the Company nor any of its Subsidiaries has received written notice of any existing defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to the Sellers’ knowledge, are there any existing defaults by the lessor thereof; and (iii) no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or its Subsidiaries (as applicable) or, to the Sellers’ knowledge, any other party thereto.

(c)                                  Except as set forth on the Owned Real Property Schedule, neither the Company nor any of its Subsidiaries owns any real property (the “Owned Real Property”).  With respect to each parcel of real property listed on the Owned Real Property Schedule and except as set forth on such Owned Real Property Schedule:

(i)                                     either the Company or a Subsidiary of the Company owns good and marketable fee simple title to such parcel of real property, free and clear of all Liens, other than (A) matters which are disclosed on the surveys provided to the Purchaser prior to the date of this Agreement for each parcel of real property, (B) public rights of way, roads and highways, (C) other encumbrances and exceptions set forth on the Owned Real Property Schedule, (D) Liens to be discharged on or before Closing, and (E) Permitted Liens;

(ii)                                  there are no leases, subleases, licenses, concessions or other agreements entered into by or, to the Sellers’ knowledge, otherwise binding upon the Sellers that grant to any party or parties the right of use or occupancy of any portion of such parcel of real property other than those constituting Permitted Liens granted by the Sellers;

(iii)                               there are no outstanding options or rights of first refusal granted by or, to the Sellers’ knowledge, otherwise binding upon the Sellers to purchase such parcel of real property, any portion thereof or interest therein; and

(iv)                              neither the Company nor a Subsidiary of the Company has received written notice that the current use and occupancy of the Owned Real Property or the operation of the Company’s and its Subsidiaries’ businesses as currently conducted thereon violate any applicable zoning Law, easement, servitude, covenant, condition, restriction or similar provision in any instrument of record or, to the Sellers’ knowledge, any unrecorded agreement affecting the Owned Real Property.

6.09                        Tax Matters.

(a)                                 Except as set forth on the Taxes Schedule: (a) the Company and its Subsidiaries have duly and timely filed all income Tax Returns and all other material Tax Returns which are required to be filed by them, and all such Tax Returns are correct and complete in all material respects, (b) all material amounts of Taxes due and owing by the Company and its Subsidiaries have been fully and timely paid (whether or not reflected on any such Tax Return); (c) all material amounts of Taxes which the Company or any of its Subsidiaries are obligated to collect, deduct or withhold from amounts owing to any employee, creditor, customer, shareholder or other third-party have been fully and timely collected, deducted, withheld and paid to the appropriate Governmental Body; (d) no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (e) no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed (or threatened in writing) by any taxing authority of any Governmental Body against the Company; (f) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority of any Governmental Body or in which any Tax Return may be filed, which extension is still in effect; (g) there are no ongoing or, to the Sellers’ knowledge, pending or threatened Tax audits by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (h) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than customary indemnification provisions in any commercial agreement entered into in the ordinary course of business and not primarily concerning Taxes); (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or any affiliated, consolidated, combined, unitary or similar group under any state, local or non-U.S. Law (other than a group the common parent of which was the Company); (j) neither the execution of this Agreement nor the consummation of the transaction contemplated hereby, either alone or in conjunction with any other event, directly or indirectly has resulted or could result, separately or in the aggregate, in the payment of any amount or benefit that could constitute an “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign income Tax Law); (k) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vi) election under Code §108(i); (l) neither Demilec (USA), Inc. nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 (or so much of Code §356 as relates to Code §355) or Code §361; (m) neither Demilec (USA), Inc. nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2); (n) at all times since its formation, the Company has been properly characterized a “pass-through” entity for U.S. federal income Tax purposes, and Demilec (USA), Inc., Insulation Operations Holdings S.à r.l. and Demilec Inc. have been properly characterized as corporations for U.S. federal income Tax purposes; (o) the Shares are not “Taxable Canadian Property” within the meaning of the Tax Act; (p) neither the Company nor any of its Subsidiaries (i) has entered into a “closing agreement” or any similar agreement or arrangement with any taxing authority, (ii) is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Body, or (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter; (q) neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), or as a transferee or successor, by contract or otherwise; (r) neither the Company nor any of its Subsidiaries has, and has ever had, a branch, agency or permanent establishment in any country other than the country of its organization; (s) neither the Company nor any of its Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code; (t) Demilec Inc. has not, nor has ever been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act; (u) Demilec (USA), Inc. is not, and has not been at any time during the applicable period specified in Code §897(c)(1)(A)(ii), a United States real property holding corporation within the meaning of Code §897(c)(2), and (v) any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or such Subsidiary, as applicable. For all transactions between Demilec Inc. and any Person not resident in Canada for purposes of the Tax Act with whom Demilec Inc. was not dealing at arm’s length, for the purposes of the Tax Act, Demilec Inc. has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act and there are no circumstances which exist and would result in, or which have existed and resulted in, any of section 78 or sections 80 to and including section 80.04 of the Tax Act applying to Demilec Inc. or any of its Subsidiaries.

(b)                                 Each transaction in which Demilec Inc. acquired assets or properties (other than in the ordinary course of business) was between or among parties dealing at arm’s length for purposes of the Tax Act.

6.10                        Contracts and Commitments.

(a)                                 Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to any: (i) collective bargaining agreement or other contract with any labor union, works council, or other labor organization; (ii) bonus or annual incentive compensation, change-in-control, retention, severance, termination, pension, profit sharing, retirement or other form of deferred compensation plan, stock purchase, stock option, equity or equity based plan or similar plan other than as set forth in Section 6.16 or the Disclosure Schedules relating thereto; (iii) contract for the employment or engagement of any officer, individual employee or other person on a full-time, part-time, or consulting basis providing for base compensation in excess of one hundred and fifty thousand dollars ($150,000) per annum or providing for severance or termination entitlements; (iv) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (v) contract or group of related contracts involving the creation, incurrence, assumption or guaranty of any obligation for borrowed money or other guaranty under which it has imposed a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds two hundred fifty thousand dollars ($250,000); (vii) lease or agreement under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which the annual rental exceeds two hundred fifty thousand dollars ($250,000); (viii) other than purchase orders entered into in the ordinary course of business, contract or group of related contracts with any supplier required to be listed on the Customers and Suppliers Schedule; (ix) other than purchase orders entered into in the ordinary course of business, contract or group of related contracts with any customer required to be listed on the Customers and Suppliers Schedule; (x) contract which prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (xi) contracts relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third-party or by a third-party to the Company or any of its Subsidiaries, in each case involving consideration in excess of two hundred fifty thousand dollars ($250,000) per annum; (xii) all other agreements affecting the Company’s or any of its Subsidiaries’ ability to use or disclose any material Intellectual Property, in each case, other than (A) licenses for commercially available, off-the-shelf software used by the Company or any of its Subsidiaries or (B) agreements entered into by the Company or any of its Subsidiaries with customers in the ordinary course of business; (xiii) contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into since September 30, 2013, or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business; (xiv) contract concerning a partnership or a joint venture; (xv) contract under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business; (xvi) agreement with any Governmental Body that provides for or involves injunctive relief; (xvii) contract containing a provision naming a counter party as the exclusive supplier or distributor of products or services; and (xviii) agent, broker, sales representative, sales or distribution agreement.

(b)                                 Each of the contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is the legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto, and, to the knowledge of the Sellers, of the other parties thereto enforceable against each of them in accordance with its terms.  Except as set forth on the Contracts Schedule, neither the Company nor any Subsidiary of the Company (as applicable) is in default under any contract listed on the Contracts Schedule, and, to the knowledge of the Sellers, the other party to each of the contracts listed on the Contracts Schedule is not in default thereunder.  Except as set forth on the Contracts Schedule, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the knowledge of the Sellers, any other party under any contract listed on the Contracts Schedule.  To the knowledge of the Sellers, (i) no party to any contract listed on the Contracts Schedule has exercised any termination rights with respect thereto, and (ii) no party has given written notice of any material dispute with respect to any contract listed on the Contracts Schedule.  The Company has made available to the Purchaser true and correct copies of each contract listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto.

6.11                        Inventory. The inventory of the Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, which is merchantable and fit for the purpose for which it was procured or manufactured in all material respects, and none of which is materially obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

6.12                        Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no existing setoffs or counterclaims received in writing, subject only to the reserve for doubtful accounts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

6.13                        Intellectual Property.  All registered trademarks and applications to register trademarks and Internet domain names, patents and patent applications and registered copyrights and applications to register copyrights owned by the Company or any of its Subsidiaries are set forth on the Intellectual Property Schedule (collectively, the “Scheduled IP”).  Other than Company Intellectual Property and the Intellectual Property licensed by a third-party to the Company or any of its Subsidiaries (“Company Licensed IP”), there is no Intellectual Property used in the operation of the business in the manner and to the extent currently conducted by Company and its Subsidiaries. Except as set forth on the Intellectual Property Schedule: (a) the Company and each of its Subsidiaries hold full, good, transferable, non-contested and valid title to all Company Intellectual Property free and clear of all Liens (other than Permitted Liens ) and have a valid right to use the Company Licensed IP; (b) neither the Company nor any of its Subsidiaries has received any written claims in the past three (3) years that the Company or any of its Subsidiaries has infringed or misappropriated the Intellectual Property of any other Person; (c) to the Sellers’ knowledge, neither the Company nor any of its Subsidiaries is currently infringing or misappropriating the Intellectual Property of any other Person; (d) to the Sellers’ knowledge, there is no infringement, misappropriation or such other conflict by any other Person involving the Company Intellectual Property; (e) to the Sellers’ knowledge, there is no nor has there been any challenge to the validity, enforceability, or ownership of any Company Intellectual Property; and (f) except with respect to the Company Licensed IP, the operation of the business in the manner and to the extent currently conducted does not require any payment of any consideration/royalty to any third party for use of such third party’s Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in and to the Company Intellectual Property including, where appropriate, maintaining the confidentiality thereof. Subject to any consents required pursuant to Section 7.04, immediately following the Closing, the Purchaser shall own all right, title and interest in and to all of the Intellectual Property owned by the Company and the valid right to use all Company Licensed IP necessary to operate the business in the manner and to the extent currently conducted by Company and its Subsidiaries.

6.14                        Litigation.  Except as set forth on the Litigation Schedule, there are no (and since December 31, 2014, neither the Company nor any of its Subsidiaries has incurred any Liability in excess of the amount of any deductible under any applicable insurance policy with respect to any) actions, suits, charges, complaints, arbitrations, audits, inquiries, investigations, or proceedings pending or, to the Sellers’ knowledge, threatened against the Company or any of its Subsidiaries (or to Sellers’ knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their activities for or on behalf of the Company or any of its Subsidiaries), at law or in equity, or before or by any Governmental Body.  Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any (i) outstanding judgment, settlement, award, order or decree of any Governmental Body or any other Person or (ii) grievance or arbitration proceeding under any collective bargaining agreements or otherwise or any governmental investigation or inquiry.

6.15                        Governmental Consents .  Except for the requirements of the HSR Act or any Other Antitrust Regulation and except as set forth on the Governmental Consents Schedule, no authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby.

6.16                        Employee Benefit Plans.

(a)                                 Except as listed on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to or is required to contribute to, or has any Liability under or with respect to any (i) nonqualified or deferred compensation plans, (ii) “ defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in the foregoing clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), (v) pension, retirement, savings, bonus, incentive, equity or equity-based, employment, individual consulting, change of control, retention, separation, severance, termination, health, post-termination or retiree, paid-time off, material fringe, or other material benefit or compensation plan, program, policy, contract, agreement or arrangement (all of the foregoing in clauses (i) through (v) a “Plan” and collectively, the “Plans”) or (vi) Canadian Employee Benefit Plans.  Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has either timely received a favorable determination letter or opinion letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code, and there are no facts or circumstances that could reasonably be expected to jeopardize the qualification of such Pension Plan.  Any Canadian Employee Benefit Plan which is required to be registered under applicable Law is duly registered. The Plans and Canadian Employee Benefit Plans have been established, maintained, administered, funded and operated in compliance in all material respects with their terms and the requirements of all applicable Laws, including the Code and ERISA.

(b)                                 With respect to the Plans and the Canadian Employee Benefit Plans (as applicable), (i) all required contributions, distributions, payments, reimbursements and accruals have been timely made, or if not yet due properly accrued, (ii) there are no proceedings, audits, investigations, litigation, disputes, actions, suits or claims pending or, to the Sellers’ knowledge, threatened, other than undisputed routine claims for benefits, and (iii) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan or Canadian Employee Benefit Plan participant have been timely filed or distributed.

(c)                                  None of the Company, any of its Subsidiaries, or any of their respective directors, managers, officers or employees has, or, to the Sellers’ knowledge, has any other “fiduciary,” as such term is defined in Section 3(21) of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans or Canadian Employee Benefit Plans which would subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees to any Liability under ERISA or any other applicable Law.

(d)                                 Neither the Company nor any of its Subsidiaries has incurred any Liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA or other applicable Law. Neither the Company nor any of its Subsidiaries has any Liability (whether or not assessed) under Section 4980D or 4980H of the Code.

(e)                                  No Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, is required to contribute to, or has any Liability under or with respect to: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) a multiple employer plan (within the meaning of Section 413(c) of the Code); or (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No Canadian Employee Benefit Plan is a defined benefit pension plan.

(f)                                   Except as set forth on the Employee Benefits Schedule, no Plan is and neither the Company nor any of its Subsidiaries contributes to, is required to contribute to or has any Liability or obligation with respect to or under any “multiemployer plan” (as defined in Section 3(37) of ERISA).  Neither the Company nor any of its Subsidiaries has any Liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(g)                                  Except as set forth on the Employee Benefits Schedule, no Plans or Canadian Employee Benefit Plans obligates, and none of the Company or its Subsidiaries has any obligation to provide a current or former employee, officer, director or individual service provider (or any dependent thereof) any life insurance or medical, welfare-type or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or provincial Law and for which the recipient pays the full cost of coverage.

(h)                                 With respect to each Plan or Canadian Employee Benefit Plan, the Sellers have provided to the Purchaser, to the extent applicable, true and complete copies of: (i) the plan documents (with any amendments thereto), (ii) the most recent summary plan description (with any summaries of material modifications), (iii) the most recent annual report (Form 5500 series) with all attachments and schedules as filed, (iv) the most recent financial statements and actuarial valuation report, (v) the most recent Internal Revenue Service determination, advisory or opinion letter, and (vi) all related trust agreements, insurance contracts and other funding arrangements.

(i)                                     Except as set forth on the Employee Benefits Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, directly or indirectly, (i) increase any compensation or benefits payable under any Plan, Canadian Employee Benefit Plan or otherwise, (ii) accelerate the time of vesting, funding, payment or result in the forfeiture of any compensation or benefits under any Plan, Canadian Employee Benefit Plan or otherwise, (iii) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment (whether in cash, property or the vesting of property), benefit or other right, or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan, or Canadian Employee Benefit Plan.

(j)                                    Neither the Company nor any of its Subsidiaries has any obligation to “gross up” or otherwise indemnify any individual for the imposition of Taxes under Sections 409A or 4999 of the Code.

(k)                                 With respect to each Plan established or maintained outside of the United States or Canada for the benefit of employees or individual service providers of the Company or any of its Subsidiaries residing outside of the United States or Canada (each a “Foreign Plan”): (i) all employer and employee contributions required by applicable Law or by the terms of such Foreign Plan have been timely made, or if applicable, accrued in accordance with normal accounting practices; (ii) there are no unfunded or underfunded Liabilities; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Body.

6.17                        Insurance.  The Insurance Schedule sets forth each insurance policy currently maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel (the “Insurance Policies”). Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion.

6.18                        Environmental Matters.  Except as set forth on the Environmental Matters Schedule:

(a)                                 The Company and its Subsidiaries are and for the last five (5) years have been in material compliance with all Environmental Laws.

(b)                                 Neither the Company nor any of its Subsidiaries has received any notice, report, order, directive or other information from any Governmental Body or any other Person regarding any actual or alleged material violation of or material Liability or material investigatory, corrective or remedial obligation under Environmental Laws.

(c)                                  Neither the Company nor any of its Subsidiaries is subject to any current or, to the Sellers’ knowledge, threatened, claim, order, directive, action, suit, proceeding or complaint asserting a material remedial obligation or Liability under, or material violation of, Environmental Laws.

(d)                                 The Company and its Subsidiaries have obtained and are and for the last five (5) years have been in material compliance with all Permits required under Environmental Laws for their operations or their occupancy of any currently or formerly owned, leased or operated real property, including the real property listed on the Leased Real Property Schedule and the Owned Real Property Schedule.

(e)                                  The Company and its Subsidiaries, and their respective predecessors and Affiliates, have not treated, stored, transported, handled, disposed, arranged for or permitted the disposal of, released, exposed any Person to, or owned or operated any property or facility that is or has been contaminated by, any Hazardous Materials, in each case so as to give rise to any material Liability to the Company or its Subsidiaries under Environmental Laws.

(f)                                   The Company and its Subsidiaries, and their respective predecessors and Affiliates, have not designed, manufactured, sold, marketed, distributed, or installed any products or other items containing Hazardous Materials, in each case in a manner which has given, or would reasonably be expected to give, rise to any material Liability under Environmental Laws with respect to the exposure to such products or items.

(g)                                  The Company and its Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the material Liability of any other Person under Environmental Laws.

(h)                                 The Sellers and the Company have made available to the Purchaser all documents materially bearing upon environmental, health or safety matters relating to the Company and its Subsidiaries or their respective predecessors or Affiliates, in each case in their possession or control.

6.19                        Affiliated Transactions.  Except for employment relationships, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made, in each case, in the ordinary course of business, and except as set forth on the Affiliated Transactions Schedule, to the Sellers’ knowledge, no officer, director, manager or Affiliate of the Company or its Subsidiaries is a party to any agreement, contract, commitment or transaction with or is indebted to or is owed amounts from the Company or its Subsidiaries or any of the Company’s or its Subsidiaries’ material customers or suppliers or has any interest in any material property used by the Company or its Subsidiaries (including any rights with respect to Intellectual Property). At or prior to the Closing, any agreement, contract, commitment or transaction set forth on the Affiliated Transactions Schedule shall be terminated.

6.20                        Brokerage.  Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees, transaction fees (including attorneys’ fees, out of pocket costs and expenses other than the estimated Transaction Expenses to be paid at or prior to the Closing) or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or its Subsidiaries.

6.21                        Permits; Compliance with Laws.

(a)                                 Except as set forth on the Permits Schedule, each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted.  Neither the Company nor its Subsidiaries have received written notice of any proceedings pending or, to the Sellers’ knowledge, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b)                                 Except as set forth on the Compliance with Laws Schedule, (i) the Company and its Subsidiaries are, and since December 31, 2014 have been, in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets, and (ii) neither the Company nor any of its Subsidiaries has, since December 31, 2014, received any written notice of any action or proceeding against it alleging any failure to comply with any applicable Law.

6.22                        Employees.

(a)                                 The Employees Schedule (on a no-name basis if required by applicable Law) lists all of the directors, managers, officers and employees of the Company and its Subsidiaries with annual base compensation in excess of one hundred and fifty thousand dollars ($150,000) paid or payable by the Company or its Subsidiaries (the “Covered Employees”).  Since the date of the Latest Balance Sheet, there has not been any material change in the compensation of the Covered Employees (except for compensation increases in the ordinary course of business).  Since September 30, 2013, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN or similar foreign, state, or local Law.

(b)                                 Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries or any other Person in respect of the Company or any of its Subsidiaries and no union or employee bargaining unit hold any rights with respect to the employees of the Company or any of its Subsidiaries by way of certification or successor rights.  Except as set forth on the Employees Schedule: (i) there are and since December 31, 2014 there have been no union organizing activities involving employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Sellers’ knowledge, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred since December 31, 2014; and (iii) since the date of the Audited Financial Statements, neither the Company nor any of the Subsidiaries has committed an unfair labor practice, and there are no pending or, to the Sellers’ knowledge, threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and its Subsidiaries have satisfied or, within the time required by applicable Law or labor agreement, will satisfy all notice, bargaining, consultation, and consent obligations owed to its employees and their representatives under applicable Law or labor agreement.

(c)                                  The Company and its Subsidiaries are, and since December 31, 2014 have been, in compliance in all material respects with all applicable Laws relating to labor and employment matters, including those relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining, workplace safety, immigration, employee and worker classification, and the payment and withholding of social security and other payroll Taxes.  Except as would not result in material liability to the Company or any of its Subsidiaries: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, contract, or Company policy and (ii) each individual who has provided services to the Company or its Subsidiaries since December 31, 2014 and was classified and treated by the Company or its Subsidiaries as an independent contractor, consultant, or other service provider is and was properly classified for all applicable purposes.

(d)                                 To the Sellers’ knowledge, no officer, executive or other key employee of the Company or its Subsidiaries: (i) has any present intention to terminate his or her employment with the Company or its Subsidiaries within the first twelve (12) months following the Closing Date; or (ii) is a party to or bound by any confidentiality, non-competition, proprietary rights or other agreement that would materially restrict the performance of such employee’s employment duties or the ability of the Company or any of its Subsidiaries to conduct its business.

6.23                        Customers and Suppliers.  The Customers and Suppliers Schedule sets forth (a) a list of the top ten (10) customers combined of the Company and its Subsidiaries on a consolidated basis by volume of sales to such customers, and (b) a list of the top ten (10) suppliers combined of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers, for the twelve (12)-month period ended December 31, 2017.  Neither the Company nor any of its Subsidiaries has received any written or, to the Sellers’ knowledge, oral indication from any of its customers listed on Customers and Suppliers Schedule to the effect that any such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying products from the Company or any of its Subsidiaries.  Other than with regard to reasonably expected fluctuations in commodity prices, neither the Company nor any of its Subsidiaries has received any written or, to the Sellers’ knowledge, oral indication from any of its suppliers listed on the Customers and Suppliers Schedule to the effect that any such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying products or services to the Company or any of its Subsidiaries.

6.24                        Bank Accounts. The Bank Accounts Schedule sets forth each of the bank accounts of the Company and its Subsidiaries, together with the authorized signatories for such accounts as of the date of this Agreement.

6.25                        Indebtedness; Capital Lease Obligations. The Indebtedness Schedule sets forth all Indebtedness of the Company and its Subsidiaries and the Capital Lease Obligations Schedule sets forth all of the Capital Lease Obligations of the Company and its Subsidiaries.

6.26                        Bonus Amount. Except for the Bonus Amount, there are no success, retention, transaction or change of control bonuses, severance or similar payments or obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time (including in combination with any termination of employment following the Closing), in connection with this Agreement or the transactions contemplated hereby.

6.27                        Product Warranties.  All products manufactured, sold or delivered by the Company or any of its Subsidiaries have been in material compliance with all applicable contractual commitments and applicable Law and all express and implied warranties, and neither the Company nor any of its Subsidiaries has received written notice of, or to the Sellers’ knowledge there is no reasonable basis for, any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries, for replacement thereof or other damages, including extraordinary product returns, in connection therewith in excess of any warranty reserve established with respect thereto and included on the face of the Latest Balance Sheet (rather than the notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries or to be included on the Closing Statement.  The Product Warranties Schedule includes copies of such standard terms and conditions of sale for the Company and its Subsidiaries (containing applicable guaranty, warranty and indemnity provisions).  No products manufactured, sold or delivered by the Company or any of its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale as described on the Product Warranties Schedule.  Except as set forth on the Product Warranties Schedule, since December 31, 2014, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by the Company or any of its Subsidiaries.

6.28                        Product Liabilities.  Except as set forth on the Product Liabilities Schedule, since December 31, 2014, neither the Company nor any of its Subsidiaries has had or has any Liability (and, to the Sellers’ knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any Liability), for any material claims related to the injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company or any of its Subsidiaries or with respect to any services rendered by the Company or any of its Subsidiaries.

6.29                        Anti-Corruption & International Trade Compliance Matters.

(a)                                 None of the Company or any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries, or any agent acting at the direction or on behalf of the Company or any of its Subsidiaries (i) has unlawfully provided, offered, gifted or promised, directly or indirectly, anything of value to any Governmental Body official, political party or candidate for government office, or unlawfully provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Governmental Body official, political party or candidate for government office, for the purpose of (x) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company or any of its Subsidiaries; or (y) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person; or (ii) otherwise has violated the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or similar Laws of any jurisdiction prohibiting corruption and bribery (collectively, “Anti-Corruption Laws”).

(b)                                 Each of the Company and its Subsidiaries and each director, officer or employee of the Company or any of its Subsidiaries, and each agent acting at the direction of or on behalf of the Company or any of its Subsidiaries is in compliance with all Customs & International Trade Laws in all material respects.  At no time has the Company or any of its Subsidiaries or any such director, officer, employee or agent committed any material violation of the Customs & International Trade Laws; and there are no material unresolved written questions or claims from any Governmental Body concerning any Liability of the Company or any of its Subsidiaries or any such director, officer, employee or agent with respect to any such Laws.

(c)                                  None of the Company or any of its Subsidiaries has received any written notice from a Governmental Body that any products or materials imported by the Company or any of its Subsidiaries, or on behalf of the Company or any of its Subsidiaries where the Company or one of its Subsidiaries is the importer of record, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States government.

(d)                                 None of the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries, or any agent acting on behalf of the Company or any of its Subsidiaries (i) has been or is designated on any list of any U.S. Governmental Body, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List, (ii) has participated in any transaction involving such a designated Person, or any country that is the subject or target of comprehensive U.S. sanctions administered by OFAC, (iii) has exported or sold any good, technology or services in violation of any Customs & International Trade Laws, or (iv) has participated in any export, re-export or transaction connected with any purpose prohibited by Customs & International Trade Laws, including, without limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation.

(e)                                  Each of the Company and its Subsidiaries utilizes effective controls, procedures, and an internal accounting controls system that are or is sufficient to provide reasonable assurances that violations of Anti-Corruption Laws and Customs & International Trade Laws will be prevented, detected and deterred.  None of the Company or any of its Subsidiaries has received any written notice from a Governmental Body that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of Anti-Corruption Laws or Customs & International Trade Laws.

6.30                        Investment Canada Act. Neither the Company nor any of its Subsidiaries provides any of the services, or engages in any of the activities of a “cultural business” within the meaning of the Investment Canada Act.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants as of the date of this Agreement and as of the Closing Date, except as disclosed on the Disclosure Schedules, to the Sellers that:

7.01                        Organization and Corporate Power.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

7.02                        Authorization.  The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been, and each of the Purchaser Documents or the will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

7.03                        No Violation.  The Purchaser is not subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement and the Purchaser Documents.

7.04                        Governmental Bodies; Consents.  Except for the requirements of the HSR Act, Competition Act Approval, any Other Antitrust Regulations and as set forth on the Governmental Consents Schedule, (A) the Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (B) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  No fact or circumstance exists, including any possible other transaction under consideration by the Purchaser (or its Affiliates) that would reasonably be expected to prevent or delay (a) the filings or approvals required under the HSR Act or (b) any filings or approvals required under Other Antitrust Regulations, including Competition Act Approval (a “Competitive Transaction”).

7.05                        Litigation.  There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

7.06                        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

7.07                        Investment Representation.  The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

7.08                        Financing.  The Purchaser has and shall have at the Closing sufficient immediately available funds to pay the full Enterprise Value and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

7.09                        Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

7.10                        Access and Investigation; Non-Reliance.  The Purchaser and its representatives (a) have had access to and the opportunity to review all of the documents in the “Project Clover” Intralinks data room maintained on behalf of the Sellers, and (b) have been afforded full access to the books and records, facilities and officers, managers, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto.  The Purchaser and its Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser and its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties expressly and specifically set forth in Article V and Article VI, as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Sellers, the Company or any of their respective Non-Recourse Parties as to any matter concerning Sellers, the Company, any of their respective Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”).

ARTICLE VIII

COVENANTS OF THE SELLERS

8.01                        Conduct of the Business.

(a)                                 From the date hereof until the Closing Date or the earlier termination of this Agreement, the Sellers shall cause the Company to use its commercially reasonable efforts to conduct its and its Subsidiaries’ business in the ordinary course of business, except as set forth on the Covenants Exceptions Schedule.

(b)                                 From the date hereof until the Closing Date or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement, as set forth on the Covenants Exceptions Schedule or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Sellers shall cause the Company and each of its Subsidiaries to:

(i)                                     not (A) amend or propose to amend the respective certificates of incorporation, bylaws, certificates of formation or limited liability company agreements or other organizational documents of the Company or any of its Subsidiaries in any manner or (B) split, combine or reclassify the capital stock or other Equity Interests of the Company or any of its Subsidiaries;

(ii)                                  not issue, sell, pledge, transfer or dispose of, or agree to issue, sell pledge, transfer or dispose of, any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries or issue any shares of capital stock or Equity Interests of any class or issue or become a party to any subscriptions, warrants, rights, options, phantom equity, equity appreciation or other incentive equity rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights;

(iii)                               not redeem, purchase or otherwise acquire any outstanding shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries or declare or pay any non-cash dividend or make any other distribution of cash or other property to any Person other than the Company or one or more of its Subsidiaries on or prior to the Closing Date, except for the redemption of the Non-Voting MRPS Shares for an amount equal to the Non-Voting MRPS Redemption Amount in accordance with Section 3.02(b);

(iv)                              not (A) grant to any current or former employee, officer, director, or individual service provider of the Company or any of its Subsidiaries any increase in compensation or benefits, except (1) for regularly scheduled base salary increases made in the ordinary course of business consistent with past practice or (2) as may be required by applicable Law or the terms of any Plan or Canadian Employee Benefit Plan; (B) modify, establish, enter into, amend, or terminate any Plan or Canadian Employee Benefit Plan (or any arrangement that would constitute a Plan or Canadian Employee Benefit Plan, if adopted and in effect on the date hereof) or accelerate the time of payment, vesting or funding of any compensation or benefits under any Plan or Canadian Employee Benefit Plan or otherwise (or any arrangement that would constitute a Plan or Canadian Employee Benefit Plan, if adopted and was in effect on the date hereof), except to the extent required by Law or the terms of any Plan or Canadian Employee Benefit Plan or contract; (C) terminate the employment of any individual with an annual base salary in excess of $150,000.00, other than for cause; (D) pay or provide to any current or former employee, director, executive officer or independent contractor any compensation or benefit, other than the payment of base compensation in the ordinary course of business consistent with past practice except to the extent required by Law or the terms of any Plan or Canadian Employee Benefit Plan or contract; (E) hire any employee or engage any individual independent contractor with annual base salary or fees in excess of $150,000.00; or (F) implement any employee layoffs triggering the WARN Act or similar foreign, state, or local Law;

(v)                                 not sell, lease, transfer or otherwise dispose of, any material owned property or assets of the Company or any of its Subsidiaries, except for (A) the sale, lease, transfer or disposition of inventory or obsolete machinery or equipment in the ordinary course of business and consistent with past practice and, (B) as to the Leased Real Property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any Lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property;

(vi)                              except in the ordinary course of business and consistent with past practice, not offer discounts on the sale of any products, the provision of services or the payment of accounts receivable;

(vii)                           except in the ordinary course of business and consistent with past practice, not offer premiums on the purchase of raw materials;

(viii)                        except in the ordinary course of business and consistent with past practice, not increase or decrease levels of the Company’s inventory;

(ix)                              not enter into, amend or terminate any contract listed or that would be required to be listed on the Contracts Schedule (other than in the ordinary course of business consistent with past practices) or any Lease of Leased Real Property;

(x)                                 not acquire any business or Person, by merger or consolidation, purchase of assets or Equity Interests, or by any other manner, in a single transaction or a series of related transactions;

(xi)                              except in accordance with the capital budget of the Company and its Subsidiaries, not commit or authorize any commitment to make any, in excess of two hundred thousand dollars ($200,000) in the aggregate, capital expenditures or not fail to make capital expenditures in accordance with such budget;

(xii)                           not incur any indebtedness for borrowed money, guarantee any Liability of any other Person, or mortgage or encumber any of its assets (other than Permitted Liens) or permit any of the Company’s or any of its Subsidiaries’ assets to become subject to any Liens (other than Permitted Liens), other than with respect to Indebtedness that will repaid at or prior to the Closing or Liens that will be released at or prior to Closing; provided, however, any liens under clause (vi) of the definition of “Permitted Liens” shall not be considered Permitted Liens for purposes of this Section 8.01(b)(xii);

(xiii)                        not make any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;

(xiv)                       not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by of the Company or any of its Subsidiaries (A) to any Subsidiary or (B) to any employee in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the ordinary course of business;

(xv)                          not (A) make or change any material Tax election, (B) change any Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) file any Income Tax Return or other material Tax Return, (E) enter into any Tax allocation, sharing, indemnity or similar agreement or arrangement or any “closing agreement” or any similar agreement or arrangement with any taxing authority, (F) settle any claim or assessment in respect of a material amount of Tax, (G) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (H) surrender or waive any claim for a refund of Taxes, (I) apply for any private letter ruling or other Tax ruling, or (J) incur any Tax Liability other than in the ordinary course of business;

(xvi)                       not (A) fail to make, or fail to cause to be made, any requisite filings, renewals, recordings, payments, and other acts with an applicable Governmental Body to maintain and protect Company Intellectual Property except in the case where the Company would be unable to support the renewal of such Company Intellectual Property in the ordinary course of business; (B) sell, dispose of, or abandon any Company Intellectual Property; (C) license any Company Intellectual Property except as would be done in the ordinary course of business; or (D) disclose, or cause to be disclosed, any confidential information relating to any Company Intellectual Property to a third party who is not subject to a non-disclosure agreement that prevents the further disclosure of such information;

(xvii)                    not commence, compromise, settle or release any litigation or claim (including any class action or any claim involving a Governmental Body) for an amount that would, individually or in the aggregate, reasonably be expected to exceed one hundred thousand dollars ($100,000), or waive any material right with respect thereto;

(xviii)                 not undertake or commence any environmental sampling, analysis or any other environmental investigatory, corrective or remedial action relating to or otherwise on, in, at or under any property or assets, including any property or assets of the Company or any of its Subsidiaries, except to the extent such action is required by Environmental Laws, and then only to the extent any such action is in the ordinary course of business and consistent with past practice; and

(xix)                       not authorize, or commit or agree (whether orally or in writing) to take any action described in this Section 8.01(b).

8.02                        Access to Books and Records.  From the date hereof until the Closing Date or the earlier termination of this Agreement, the Sellers shall cause the Company, consistent with applicable Law, to provide the Purchaser and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records (including all contracts that have been terminated or otherwise have expired) of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided, that such access does not unreasonably interfere with the normal operations of the Company (and shall be subject to the terms of any Leases); provided, further, that all requests for access shall be directed to directed to Patrick McMahon at Lazard Middle Market LLC (as representative for the Sellers) or such other person(s) as the Sellers may designate from time to time; and provided, further, that such access shall not extend to any sampling or analysis of soil, groundwater, building materials, indoor air, or other environmental media of the sort generally referred to as a “Phase II” environmental investigation.  Neither the Company nor the Sellers makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 8.02, and neither the Purchaser may rely on the accuracy of any such information, in each case, other than the representations and warranties of the Sellers expressly and specifically set forth in Article V and Article VI, as qualified by the Disclosure Schedules.  The information provided pursuant to this Section 8.02 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.

8.03                        Regulatory Filings.  Subject to Section 11.05, the Sellers shall, and shall cause the Company to, (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Sellers or the Company and its Subsidiaries required for the consummation of the transactions contemplated herein, and (b) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.

8.04                        Section 280G.

(a)                                 The Sellers shall cause the Company and each of its Subsidiaries to use best efforts to obtain, prior to the initiation of the equityholder approval procedure described in Section 8.04(c), from each Person to whom any payment or benefit is required or proposed to be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of the Company and its applicable Subsidiaries in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder.

(b)                                 In connection with the foregoing, the Purchaser shall provide the Sellers with all information and documents necessary to allow the Company and each of its Subsidiaries to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by the Purchaser or any of its respective Affiliates (“Purchaser Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code prior to the Closing Date (and shall further provide any such updated information as is necessary prior to the Closing Date).

(c)                                  Prior to the Closing, the Sellers shall cause the Company and each of its Subsidiaries to use its reasonable efforts to obtain the approval by such number of equityholders of the Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in Section 8.04(a) to receive or retain, as applicable, such Person’s Waived Benefits, provided that in no event shall this Section 8.04 be construed to require the Sellers, the Company or any of its Subsidiaries to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company, any Subsidiary of the Company or any other Person.  Additionally, at least three (3) Business Days prior to obtaining the Waived Benefits, and prior to seeking the 280G Approval, the Company shall provide drafts of such waivers and such equityholder approval materials to the Purchaser for its review and approval, and shall, in its sole discretion, incorporate any reasonable comments made by the Purchaser therein. In no event shall the Sellers be deemed in breach of this Section 8.04 if any such Person refuses to waive any such rights or if the equityholders fail to approve any Waived Benefits.

(d)                                 Prior to the Closing, the Company shall deliver to the Purchaser evidence that a vote of the Company’s stockholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 8.04 and that either (1) the requisite number of stockholder votes was obtained with respect to the Waived Benefits (the “280G Approval”), or (2) that the 280G Approval was not obtained and, as a consequence, the Waived Benefits shall not be made or provided.

8.05                        Third Party Notices and Consents. Each Seller and the Company shall give all required notices to third parties and use commercially reasonable efforts to obtain all required third-party consents in connection with the matters contemplated by this Agreement.

8.06                        Affiliated Transactions. At or prior to the Closing, the Sellers shall terminate or cause to be terminated any agreement, contract, commitment or transaction set forth or required to be set forth on the Affiliated Transactions Schedule and shall cause the Company or any of its Subsidiaries (as applicable) to be released from any obligations or Liabilities under such agreements, contracts, commitments or transactions, in each case, to be effective at or prior to the Closing.

8.07                        Exclusive Dealing.  From the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, the Sellers shall not, and shall cause the Company and its Subsidiaries not to, take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving the Company or its Subsidiaries (other than assets sold in the ordinary course of business).

ARTICLE IX

COVENANTS OF THE PURCHASER

9.01                        Access to Books and Records.  From and after the Closing, the Purchaser shall cause the Company and its Subsidiaries to, provide the Sellers and their respective agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of each of the Purchaser, the Company, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose.  Unless otherwise consented to in writing by the Sellers, neither the Purchaser nor the Company shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Sellers such books and records or any portion thereof which the Purchaser, the Company or any of their respective Subsidiaries may intend to destroy, alter or dispose of.

9.02                        Director and Officer Liability and Indemnification.

(a)                                 Prior to or simultaneously with the Closing, the Company and its Subsidiaries shall purchase (at the Purchaser’s cost and expense) or, alternatively, the Purchaser shall cause to be purchased for the benefit of the Company and its Subsidiaries from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provide (i) “side A, B and C directors and officers” insurance coverage for each of the individuals who were officers, directors or similar functionaries of the Company or any of its Subsidiaries at or prior to the Closing Date with a policy limit no less than, and on terms no less favorable (including in with respect to scope) than, the policy or policy(ies) maintained by the Company or any of its Subsidiaries immediately prior to the Closing for the benefit of such individuals and (ii) “side A directors and officers” insurance coverage for each such individual with a policy limit of one million dollars ($1,000,000), in each case, for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the “D&O Tail Policies”); provided, that the premium for the D&O Tail Policies shall be borne by the Purchaser.

(b)                                 For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law.  The Purchaser agrees and acknowledges that this Section 9.02 shall be binding on the Purchaser’s successors and assigns.

(c)                                  If the Company, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 9.02.

(d)                                 Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Company or its Subsidiaries at or prior to the Closing Date or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 9.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)                                  The obligations under this Section 9.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 9.02 applies without the consent of such affected indemnitee or exculpee.  The provisions of this Section 9.02 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

9.03                        Regulatory Filings.  Subject to Section 11.05, the Purchaser shall (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Purchaser required for the consummation of the transactions contemplated herein, (b) coordinate and cooperate with the Sellers in exchanging such information and providing such assistance as the Sellers may reasonably request in connection with all of the foregoing and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and (iii) take all actions necessary to obtain all required clearances.

9.04                        Contact with Business Relations.  The Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, manager, employee, customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent and coordination of Lazard Middle Market LLC (as representative for the Company) (not to be unreasonably delayed, conditioned or withheld).

9.05                        Continuing Confidentiality.  The Purchaser shall remain bound by that certain Confidentiality Agreement, dated as of November 30, 2017, with the Sellers (the “Confidentiality Agreement”) and it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s representatives.

9.06                        Payments to Other Individuals.  In order to ensure compliance with applicable Tax withholding requirements, any payments made hereunder to any employee of Company or its Subsidiaries or any other individual (including, for the avoidance of doubt, disbursements of any portion of the Purchase Price), shall, at the request of the Sellers, be made through the payroll processing system of the Company or any of its Subsidiaries.

9.07                        MDI Settlement.  The Purchaser shall deliver to each Seller based on the Allocation Percentage of such Seller, an amount in cash received in connection with Urethane Antitrust Litigation, United States District Court for the District of Kansas, MDL 1616 — Civil No. 2.04-md-1616-JWL within three (3) days of receipt of such amount.

9.08                        R&W Insurance Policy.  To the extent the Purchaser obtains a buyer side representations and warranties insurance policy in connection with this Agreement, such policy shall state that, except with respect to claims for fraud, the insurer agrees to waive any right of subrogation against the Sellers, and that such waiver of subrogation may not be amended or waived without the prior written consent of the Sellers.

ARTICLE X

TERMINATION

10.01                 Termination.  This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(a)                                 by mutual written consent of the Purchaser, on the one hand, and each of the Sellers, on the other hand;

(b)                                 upon the issuance by any Governmental Body of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or any other action shall have become final and non-appealable;

(c)                                  by the Purchaser, on the one hand, or by the Sellers, on the other hand, if the Closing shall not have occurred on or before the date that is 180 calendar days after the date of this Agreement (the “Termination Date”); provided that no termination may be made under this Section 10.01(c) if the failure to close shall have been caused by the action or inaction of the terminating party; provided, further, if the Closing has not occurred by the Termination Date solely because the applicable waiting period has not expired or been terminated or any required governmental approvals have not been obtained under the HSR Act or any Other Antitrust Regulations, including Competition Act Approval, and if all other conditions to Closing set forth in Article IV shall have been satisfied (other than those conditions to be satisfied by action taken at the Closing), then the Termination Date may be extended for up to an additional 90 days by either of the Purchaser or the Sellers, after providing written notice to the other party;

(d)                                 by the Purchaser, upon a breach of any covenant or agreement on the part of the Sellers set forth in this Agreement, or if any representation or warranty contained in Article V or Article VI shall be or have become untrue, in either case, such that any of the conditions set forth in Section 4.01(a) or 4.01(b) would not be satisfied; provided, however, that, if such breach is curable by the Sellers within thirty days of notice of such breach through the exercise of commercially reasonable efforts and for so long as the Sellers, or cause the Company and its Subsidiaries to, continue to exercise such commercially reasonable efforts, the Purchaser may not terminate this Agreement under this Section 10.01(d); or

(e)                                  by the Sellers, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall be or have become untrue, in either case, such that any of the condition set forth in Section 4.02(a) or 4.02(a) would not be satisfied; provided, however, that, if such breach is curable by the Purchaser within thirty days of notice of such breach through the exercise of commercially reasonable efforts and for so long as the Purchaser continues to exercise such reasonable commercially efforts, the Sellers may not terminate this Agreement under this Section 10.01(e).

10.02                 Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no further force and effect (other than this Section 10.02, Article I, Section 13.02, Section 13.11, and Section 13.16, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any Liability for damages resulting from any willful breach by such party of this Agreement.  For purposes of clarification, the parties hereto agree that if the Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Article IV have been satisfied or waived by the Sellers (other than conditions to be performed by the Purchaser at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Purchaser.

ARTICLE XI

ADDITIONAL AGREEMENTS AND COVENANTS

11.01                 Acknowledgement by the Purchaser. The representations and warranties of the Sellers expressly and specifically set forth in Article V and Article VI, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Sellers, the Company or any of their respective Non-Recourse Parties as to any matter concerning the Sellers, the Company, any of their respective Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Sellers and each of their respective Non-Recourse Parties and (i) each of Purchaser and its Non-Recourse Parties has and will only rely on the representations and warranties of the Sellers expressly and specifically set forth in Article V or Article VI, (ii) each of the Purchaser and its Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied on any other representations, warranties or statements (including by omission), and (iii) none of the Purchaser nor any of its Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission).  Without in any way limiting the generality of the foregoing, the Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the

Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information).

11.02                 Notification.  From the date hereof until the Closing Date, each party shall promptly notify the other parties in writing as promptly as possible and in no event more than three (3) Business Days upon discovery of any circumstance, fact, development, change, event, effect or occurrence that has resulted in, or would reasonably be expected to result in a Material Adverse Change.  Delivery of any such notice by any party shall have no effect on the rights and obligations of the parties under this Agreement.

11.03                 Further Assurances.  From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

11.04                 Employees and Employee Benefits.

(a)                                 Salary and Wages. The Purchaser will cause the Company and its Subsidiaries to continue the employment effective immediately after the Closing Date of all employees of the Company and its Subsidiaries. All employees of the Company and its Subsidiaries immediately following the Closing Date are referred to as “Retained Employees”.  The Purchaser will cause the Company or its Subsidiaries to provide the Retained Employees with the base wages and cash bonus potential (but excluding any equity plan program or arrangement) that are substantially the same or greater in the aggregate as provided to the Retained Employees on the Closing Date for a period of at least one (1) year following the Closing Date (or, if earlier, until the termination of employment of the relevant employee); provided, however, that nothing in this Section 11.04(a) shall obligate the Purchaser or the Company or any of its Subsidiaries to continue the employment or services of any such Retained Employee or any service provider, as the case may be, for any specific period.

(b)                                 Employee Benefits.  As of the Closing Date and for a period of at least one (1) year thereafter (or, if earlier, until the termination of employment of the relevant employee), the Purchaser shall provide, or shall cause the Company to provide, the Retained Employees with benefits (other than any defined benefit, equity based compensation, nonqualified or deferred compensation, and retiree welfare benefits) that are substantially similar in the aggregate to the benefits (other than any defined benefit, equity based compensation, nonqualified or deferred compensation, and retiree welfare benefits) provided to the Retained Employees immediately prior to the Closing Date.

(c)                                  Severance.  Without limiting the foregoing provisions of this Section 11.04, the Purchaser shall, or shall cause the Company and its Subsidiaries to, pay severance benefits to Retained Employees whose employment with the Company or any of its Subsidiaries is involuntarily terminated without cause within twelve (12) months following the Closing Date in amounts no less favorable than the amount of severance benefits to which such persons would have been entitled under the terms of the applicable Plan as in effect as of the Closing Date or under applicable Law, whichever is greater.

(d)                                 Employee Service Credit.  The Purchaser (i) shall give, or cause the Company or any of its Subsidiaries to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Subsidiaries prior to the Closing Date, to the same extent recognized by the Company or its Subsidiaries or any predecessor thereof as of the Closing Date under the analogous Plan for the same purpose, and only to the extent that such service credit does not result in the duplication of benefits or compensation for the same period of service, (ii) in the year in which the Closing Date occurs, shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing health benefits without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans or Canadian Employee Benefit Plans immediately prior to the Closing Date, and (iii) if any Welfare Plan or equivalent Canadian Employee Benefit Plan providing health benefits is terminated prior to the end of the plan year that includes the Closing Date, the Purchaser shall use commercially reasonable efforts to credit the Retained Employee with any expenses that were covered by such Welfare Plan(s) for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(e)                                  Vacation Pay and Personal Holidays.  The Purchaser shall cause the Company to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts, but only to the extent that such amounts are reflected in Working Capital.

(f)                                   No Third-Party Beneficiaries.  The provisions of this Section 11.04 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or consultant, or any other individual associated therewith, or any other Person, shall be regarded for any purpose as a third-party beneficiary of this Section 11.04.  In no event shall the terms of this Agreement be deemed to: (i) establish, amend or modify any Plan or Canadian Employee Benefit Plan or any other compensation or benefit plan, program, agreement, contract or arrangement; (ii) alter or limit the ability of the Purchaser, the Company or any of their respective Subsidiaries or Affiliates to establish, amend, modify or terminate any Plan or Canadian Employee Benefit Plan or any other benefit or compensation plan, program, agreement, contract or arrangement after the Closing Date; or (iii) confer upon any Person any right to employment or service or continued employment or continued service with the Purchaser, the Company or any of their respective Subsidiaries or Affiliates, or to any particular term or condition of employment or service, or constitute or create an employment agreement with any employee, or limit the ability of the Purchaser or the Company or any of its Subsidiaries after the Closing to terminate the employment or service of any employee or service provider (including a Retained Employee) at any time and for any or no reason.

11.05                 Antitrust Notification.

(a)                                 The Sellers and the Purchaser shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with (i) the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) the Commissioner of Competition, (x) a submission jointly prepared by the Purchaser and the Sellers in support of a request for an Advance Ruling Certificate, or, in the event that the Commissioner will not issue an Advance Ruling Certificate, a No Action Letter; and (y) the notification pursuant to paragraph 114(1) of the Competition Act.  The Sellers and the Purchaser shall as promptly as practicable provide any supplemental information requested pursuant to the HSR Act or Competition Act and furnish to each other party’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations, including Competition Act Approval. The Purchaser shall pay and be responsible for any filing fees payable in connection with the filings described in the first sentence of this Section 11.05(a). The parties shall each be responsible for their respective local counsel fees payable in connection with the filings described in the first sentence of this Section 11.05(a).

(b)                                 The Sellers and the Purchaser shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations, including Competition Act Approval, for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body; and (iii) comply promptly with any such inquiry or request and supply to any Governmental Body without undue delay any additional information requested.

(c)                                  The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Regulations, including Competition Act Approval, at the earliest practicable dates.  Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations.  Neither the Sellers nor the Purchaser shall participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Company, shall be limited to outside antitrust counsel only).  The Sellers and the Purchaser shall each approve the content of any filings (as contemplated by Section 11.05(a)), material communications, presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

(d)                                 This Section 11.05 contains the only obligations of the Sellers and the Purchaser with respect to obtaining any clearance required under the HSR Act and any Other Antitrust Regulations, including Competition Act Approval, for the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE XII

TAX MATTERS

12.01                 Transfer Taxes.  At the Closing or, if due thereafter, promptly when due, transfer Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder (“Transfer Taxes”) shall be paid by the Purchaser.  The Purchaser shall prepare any Tax Returns with respect to such Transfer Taxes, and the Sellers shall cooperate with the Purchaser in the preparation of such Tax Returns.

12.02                 Section 338 and 336(e) of the Code.  No party to this Agreement shall make an election under Section 338 or 336(e) of the Code with respect to the transactions contemplated by this Agreement.

12.03                 Termination of Tax-Sharing Agreements.  All Tax allocation, sharing, indemnity or similar agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries (other than customary indemnification provisions in any agreement entered into in the ordinary course of business and not primarily concerning Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

12.04                 No Intermediary Transaction Tax Shelter.  The Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

ARTICLE XIII

MISCELLANEOUS

13.01                 Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Sellers, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Sellers shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Sellers shall be entitled to communicate with their respective Affiliates, and such Affiliates’ investors or prospective investors, relating to this Agreement and the transactions contemplated herein.

13.02                 Expenses.  Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Sellers, shall be paid by the Sellers, or (b) by the Purchaser, shall be paid by the Purchaser.  Without limiting the generality of the foregoing, the Purchaser shall pay any and all fees and expenses of the Escrow Agent and/or relating to surveys, title insurance and environmental due diligence obtained or conducted by the Purchaser, including any “Phase I” environmental review conducted at the request of the Purchaser; provided, that no “Phase II” environmental review will be conducted prior to the Closing.

13.03                 Notices.  Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser:

Huntsman International LLC 10003 Woodloch Forest Drive The Woodlands, Texas 77380
Attention:	David Stryker
Facsimile:	(281) 719-4620
Email:	david_stryker@huntsman.com

with a copy to:

Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002
Attention:	Doug Bacon, P.C.
Facsimile:	(713) 836-3600
Email:	doug.bacon@kirkland.com

Notices to the Sellers:

Lux Insulation Management S.à r.l. & Partners S.C.A. c/o Sun Capital Partners, Inc. 5200 Town Center Circle, Suite 600 Boca Raton, Florida 33486
Attention: Jeremy D. Stone and C. Deryl Couch Facsimile: (561) 394-0540 Email: JStone@suncappart.com and DCouch@suncappart.com with a copy to:

Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921
Attention: Barbara J. Shander and Mark L. Opitz Facsimile: (215) 963-5001 Email: barbara.shander@morganlewis.com and mark.opitz@morganlewis.com

13.04                 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Sellers without the prior written consent of the other party; provided, that the Purchaser may assign its rights under this Agreement to (i) one or more of its Affiliates without the consent of the Sellers as long as Purchaser remains bound by all of its obligations under this Agreement or (ii) its lenders as collateral security for their obligations under any of their secured debt financing arrangements.

13.05                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.06                 Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.  In the event a subject matter is addressed in more than one (1) representation and warranty in Article V or Article VI, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not material or threatened, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not material or threatened for purposes of this Agreement.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third-party of any matter whatsoever (including any violation of Law or breach of contract).

13.07                 Amendment and Waiver.  Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Sellers.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.08                 Complete Agreement.  This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

13.09                 Third-Party Beneficiaries.  Section 9.02 shall be enforceable by each of the current and former officers, directors, managers or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, and, for purposes of Section 9.02, each of the current and former officers, directors, managers or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.10                 Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.11                 Governing Law; Jurisdiction.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.12                 Legal Representation.  Following consummation of the transactions contemplated hereby, Morgan, Lewis & Bockius LLP and McMillan LLP may serve as counsel to each and any of the Sellers, the holder of the Non-Voting MRPS Shares, and their respective Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including Sun Capital Partners, Inc. and their respective Affiliates), and each of the parties (on behalf of itself and each of its Non-Recourse Parties) hereto consents thereto and waives any conflict of interest arising therefrom.  The decision to represent any of the Sellers, the holder of the Non-Voting MRPS Shares, and their respective Non-Recourse Parties shall be solely that of Morgan, Lewis & Bockius LLP and McMillan LLP.  Any privilege attaching as a result of Morgan, Lewis & Bockius LLP or McMillan LLP representing the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be shared by the Sellers and the Company or any of its Subsidiaries and no such shared privilege may be waived by (a) Sellers without the prior written consent of the Purchaser or the Company or (b) the Purchaser or the Company without the prior written consent of the Sellers; provided, however, that in any action or claim arising in connection with the transactions contemplated by this Agreement, such privilege shall be controlled by Sellers.  In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Morgan, Lewis & Bockius LLP or McMillan LLP representing the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be shared by the Sellers, the Company and its Subsidiaries.  As to any privileged attorney client communications between Morgan, Lewis & Bockius LLP and/or McMillan LLP and the Company or any of its Subsidiaries prior to the Closing Date (collectively, the “Privileged Communications”), the parties hereto, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing.  The Sellers further agrees that, on behalf of the Company and its Subsidiaries, Morgan, Lewis & Bockius LLP and/or McMillan LLP retention by the Company or any of its respective Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing.

13.13                 Consents. The Purchaser agrees and acknowledges that the Sellers shall have no liability whatsoever to the Purchaser (or, after the Closing, the Company) (and the Purchaser, or after the Closing, the Company, shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents listed on the Authorization Schedule or that are not required to be listed on the Authorization Schedule that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. The Purchaser further agrees that no covenant of the Sellers or the Company contained herein shall be breached or deemed breached and no condition of the Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any consent listed on the Authorization Schedule or that are not required to be listed on the Authorization Schedule or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent listed on the Authorization Schedule or that are not required to be listed on the Authorization Schedule or any such default, acceleration or termination; provided that nothing in this Section 13.13 is intended to prejudice or supersede any obligations or requirements of the parties set forth in this Agreement.

13.14                 No Survival; Sources of Recovery.

(a)                                 The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Article X, except the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement).  The parties acknowledge and agree that from and after the Closing they shall not be permitted to make, and no party shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another party on or prior to the Closing.  In furtherance of the foregoing, from and after the Closing, each party hereby waives (on behalf of itself, each of its Affiliates and each of its representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to the Sellers, Company, any of their respective Subsidiaries or the subject matter of this Agreement that such party may have against the other parties or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

(b)                                 The Purchaser hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 3.03(h)(i) (together with the Purchaser’s rights under the Escrow Agreement with respect to the Purchase Price Adjustment Escrow Amount) shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to Section 3.03(h)(i).

(c)                                  The Purchaser hereby acknowledges and agrees that, except as expressly provided in the foregoing Sections 13.14(a) and 13.14(b), none of the Company, the Sellers, and each of their respective Affiliates, officers, managers, employees or agents, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, such Sections 13.14(a) and 13.14(b) being the sole and exclusive remedy for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, or otherwise.

(d)                                 Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any Liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.

13.15                 Deliveries to the Purchaser.  The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online “data room” established by Intralinks for “Project Cover” on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or its representatives for all purposes hereunder.

13.16                 Conflict Between Transaction Documents.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

13.17                 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith.  Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

13.18                 Relationship of the Parties.  Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto.  No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

13.19                 Prevailing Party.  Other than with respect to disputes arising pursuant to Section 3.03, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement on the date first above written.

The Sellers:

LUX INSULATION MANAGEMENT S. À R.L & PARTNERS S.C.A.

By: Lux Insulation Management S.à r.l., the general partner

By:	/s/ Laura Spitoni
Name:	Laura Spitoni
Title:	Duly Authorized Signatory

LUX INSULATION MANAGEMENT S. À R.L

By:	/s/ Laura Spitoni
Name:	Laura Spitoni
Title:	Duly Authorized Signatory

The Purchaser

HUNTSMAN INTERNATIONAL LLC

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Executive Vice President & Chief Financial Officer

Signature Page to Share Purchase Agreement

The Company, solely for the purposes of article 1690 of the Luxembourg Civil Code, expressly and specially acknowledges and accepts the sale of the Shares from the Sellers to the Purchaser by signing this Agreement.

The Company:

LUX INSULATION OPERATIONS HOLDINGS S.C.A.

Lux Insulation Management S.à r.l., the general partner

By:	/s/ Laura Spitoni
Name:	Laura Spitoni
Title:	Duly Authorized Signatory

Signature Page to Share Purchase Agreement